Free Writing Prospectus filed pursuant to Rule 433

Relating to the Preliminary Prospectus Supplement

dated February 18, 2016 to the Prospectus dated

April 30, 2014. Registration Statement

No. 333-195601

PRICING TERM SHEET

Dated as of February 18, 2016

GENERAL MOTORS COMPANY

6.600% Senior Notes due 2036

6.750% Senior Notes due 2046

The information in this pricing term sheet relates only to the offering of the Notes and should be read together with the preliminary prospectus supplement of General Motors Company dated February 18, 2016 (the “Preliminary Prospectus Supplement”) to its prospectus dated April 30, 2014, and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. In all other respects, this pricing term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement. All references to dollar amounts are references to U.S. dollars.

Issuer:	General Motors Company

Title of Securities:	6.600% Senior Notes due 2036 (the “2036 Notes”) 6.750% Senior Notes due 2046 (the “2046 Notes”)

Security Type:	Senior Unsecured Notes

Principal Amount:	2036 Notes: $1,250,000,000 2046 Notes: $750,000,000

Price to Public:	2036 Notes: 99.920% 2046 Notes: 99.909%

Maturity Dates:	2036 Notes: April 1, 2036 2046 Notes: April 1, 2046

Coupon (Interest Rates):	2036 Notes: 6.600% per year 2046 Notes: 6.750% per year

Yield to Maturity:	2036 Notes: 6.606% 2046 Notes: 6.756%

Spread to Benchmark Treasury:	2036 Notes: + 400 bps 2046 Notes: + 415 bps

Benchmark Treasury:	2036 Notes: 3.000% due November 15, 2045 2046 Notes: 3.000% due November 15, 2045

Benchmark Treasury Price and Yield:	2036 Notes: 108-03+; 2.606% 2046 Notes: 108-03+; 2.606%

Interest Payment Dates:	2036 Notes: April 1 and October 1, beginning October 1, 2016 2046 Notes: April 1 and October 1, beginning October 1, 2016

Record Dates:	2036 Notes: March 15 and September 15 2046 Notes: March 15 and September 15

Make-whole Call:	2036 Notes: T+50 bps prior to October 1, 2035 2046 Notes: T+50 bps prior to October 1, 2045

Par Call:	2036 Notes: On or after October 1, 2035 2046 Notes: On or after October 1, 2045

Trade Date:	February 18, 2016

Settlement Date:	February 23, 2016 (T+3)

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Expected Ratings*:	Ba1 by Moody’s Investors Service, Inc. BBB- by Standard & Poor’s Ratings Services BBB- by Fitch Ratings

CUSIP / ISIN:	2036 Notes: 37045VAK6 / US37045VAK61 2046 Notes: 37045VAL4 / US37045VAL45

Joint Book-Running Managers:	Goldman, Sachs & Co. Citigroup Global Markets Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Deutsche Bank Securities Inc. Morgan Stanley & Co. LLC

Joint Lead Managers:

Barclays Capital Inc.

BNP Paribas Securities Corp.

Credit Agricole Securities (USA) Inc.

Credit Suisse Securities (USA) LLC

Commerz Markets LLC

J.P. Morgan Securities LLC

Lloyds Securities Inc.

Mizuho Securities USA Inc.

SG Americas Securities, LLC

Co-Managers:	Banco Bradesco BBI S.A. BB Securities Limited RBC Capital Markets, LLC RBS Securities Inc. TD Securities (USA) LLC Blaylock Beal Van, LLC C.L. King & Associates, Inc. Mischler Financial Group, Inc.

*Note: A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawn at any time.

This communication is for informational purposes only and does not constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer to buy securities described herein can be accepted, and no part of the purchase price thereof can be received, unless the person making such investment decision has received and reviewed the information contained in the relevant prospectus in making their investment decisions. The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co., 200 West Street, New York, New York 10282, Attention: Prospectus Department, collect at (866) 471-2526, email: prospectus-ny@ny.email.gs.com, Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, toll free at (800) 831-9146, email: prospectus@citi.com or Merrill Lynch, Pierce, Fenner & Smith Incorporated, 222 Broadway, New York, NY 10038, Attention: Prospectus Department, toll free at 1-800-294-1322, email: dg.prospectus_requests@baml.com.

This communication is not intended to be a confirmation as required under Rule 10b-10 of the Securities Exchange Act of 1934. A formal confirmation will be delivered to you separately. This notice shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of the Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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